EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of HealthSouth Corporation on Form S-4 of our reports dated August 7, 1997 and July 26, 1996 (except for Note 2 as to which the date is August 23, 1996), appearing in the Annual Reports on Form 10-KSB of The Company Doctor for the years ended June 30, 1997 and 1996 and of our report dated September 29, 1995 appearing in the Registration Statement on Form SB-2, as amended (SEC File No. 333-99530D) (the "IPO Registration Statement") filed with the commission on November 16, 1995 and to the references to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

                                        Ehrhardt Keefe Steiner & Hottman PC

May 21, 1998
Denver, Colorado